Exhibit 10.16

SOCIALIST REPUBLIC OF VIET NAM

INDEPENDENCE-FREEDOM-HAPPINESS

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Thai Binh, November, 30th 2007

MINUTES OF AGREEMENT

(About adjustment of price for the 7.600 tons load of maritime transport vessel)

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Basing on the minutes of agreement No.25/07-BBTT between Hai Ha Amphibious Transport Ltd., Company and Trai Thien Maritime Transport Investment and Development joint-stock Company.

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Basing on the minutes of agreement No.05/07-BBTT between Dai Duong Maritime Transport joint-stock Company and Trai Thien Maritime Transport Investment and Development  joint-stock Company.

Today, at 8h November, 30th 2007, the head office of Dai Duong Maritime Transport joint-stock Company, Zone 6 – Diem Dien Town – Thai Thuy District – Thai Binh Province. There are two parties:

1.

SELLER REPRESENTATIVE

a. Mr. To Van Tho.

Position: Director of Hai ha Amphibious Transport Ltd., Company.

b. Mr. Le Van Khoa.

Position: Director of Dai Duong Maritime Transport Joint-Stock Company.

2.

BUYER   REPRESENTATIVE

Mr. Nguyen Quoc Khanh.

Position: Director General of Trai Thien Maritime Transport Investment and Development Joint-Stock Company.

Two parties discussed about adjustment of shipbuilding price for the 7,600 tons load of maritime transport vessel that unlimited level in accordance with above signed understanding.

The suggestions from the parties are below:

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Seller’s suggestion:

Due to the strong fluctuation of price about equipment, machinery, iron and steel and labor…from July, 2007 to present, the first agreed price for a vessel is 150,000,000,000 Dong (One hundred and fifty billions Vietnam Dong) is not suitable to current market, this situation cultivated influence on progress of the execution the work as well as behind of schedule. So the buyer is kindly requested to consider and put up the price to 40%/01 vessel compared to the first agreed price.

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Buyer’s suggestion:

The buyer considered and agreed in fact that the current price is accelerating as special in iron and steel and labor…therefore, both seller and buyer should be suffered a loss to complete the signed understanding. The buyer unanimously agrees to put up the price to 30%/01 vessel compared to the first agreed price.

After discussion, both seller and buyer unanimously agree to adjust the increase rate is 30%/01 vessel. The concretion is below:

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The additional price: 150,000,000,000 VND * 30% = 45,000,000,000 (Forty five billions Vietnam Dong).

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The real price paid for a vessel (include VAT):

150,000,000,000 VND + 45,000,000,000 = 195,000,000,000 VND (One hundred and ninety five billions Vietnam Dong).

Conclusion:

1.

On the side of Hai Ha Amphibious Transport Ltd., Company (BBTT 25/07) total value of two vessel is:

390,000,000,000 VND (Three hundred and ninety billions Vietnam Dong).

2.

On the side of Dai Duong maritime Transport Joint-Stock Company (BBTT 05/07), total value of  four vessel is:

780,000,000,000 VND (Seven hundred and eighty billions Vietnam Dong).

3.

Parties unanimously agree this minutes of agreement about adjustment of price is the addendum of the memorandum 05/07 and 25/07 between seller and buyer for the payment afterwards, and this is the unique minutes of agreement about adjustment of price. Both seller and buyer undertake to perform continuously the before memorandums of understanding, and the price at this memorandum is agreed: 195,000,000,000 VND/01 vessel (One hundred and ninety five billions Vietnam Dong per one vessel) until complete delivery.

The minutes is read again in front of the parties and corporately signed.

SELLER

BUYER

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